PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 1,	November 1,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$104,027	$88,539
Accounts receivable	79,995	66,920
Inventories	14,328	14,826
Other current assets	13,082	9,712
Total current assets	211,432	179,997
Property, plant and equipment, net	354,422	347,889
Investment in joint venture	60,914	60,945
Intangible assets, net	49,261	55,054
Other assets	18,535	19,771
	$694,564	$663,656

Liabilities and Equity
Current liabilities:
Current portion of long-term borrowings	$11,577	$10,301
Accounts payable and accrued liabilities	122,681	80,154
Total current liabilities	134,258	90,455
Long-term borrowings	76,439	112,137
Deferred income taxes and other liabilities	10,413	11,368
Equity	473,454	449,696
	$694,564	$663,656